Exhibit 99.1

CHAMPPS ENTERTAINMENT, INC. REPORTS FISCAL 2003 SECOND QUARTER
RESULTS

Littleton, Colo.—January 21, 2003—Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for the second quarter of fiscal 2003 ended December 29, 2002.

Highlights for the quarter include:
Total revenue increased 14.7 percent
Restaurant operating and franchise contribution increased 17.7 percent
Restaurant contribution margin improved 40 basis points
Net income increased 81.7 percent
Diluted earnings per share increased 75.0 percent

Revenues for the quarter reached $46,538,000 compared to $40,565,000 reported for the second quarter of fiscal 2002, an increase of 14.7 percent. Diluted earnings per share was $0.14 for the second quarter on net income of $1,768,000 compared to $0.08 per diluted share on net income of $973,000 for the same period last fiscal year.

Restaurant operating and franchise contribution for the quarter was $6,091,000 compared to $5,176,000 for the same period last fiscal year, an increase of 17.7 percent. General and administrative expenses were 5.5 percent of revenues compared to 5.4 percent of revenues the prior year. Comparable food sales increased 1.6 percent while comparable liquor sales decreased 7.6 percent resulting in an overall decrease in comparable same store sales of 1.6 percent for the quarter.

The Company successfully opened two new Champps restaurants during the quarter in the Cleveland and Raleigh markets increasing the number of Company owned Champps restaurants to 38. The Company intends to open one additional Champps restaurant in the third quarter and three additional Champps restaurants in the fourth quarter of fiscal 2003.

In December 2002, the Company completed the sale of $15,000,000 in convertible notes and related warrants in a private placement. A portion of the proceeds was applied to pay down approximately $5,243,000 of existing debt resulting in debt extinguishment costs of $290,000 during the quarter or $0.02 per diluted share. Additionally, the Company took a charge of $144,000, or $0.01 per diluted share, related to costs associated with a proposed real estate transaction for a Champps location that was abandoned.

The Company has amended its agreement with a third party for sale/leaseback financing for Champps restaurants to be developed in the future. The amended agreement provides available funds of $24,500,000 for the construction of up to seven new Champps restaurants through November 30, 2005. The Company has also received a commitment from a financial institution for an $8,000,000 line of credit, $6,000,000 of which may be used for interim financing of construction costs for new Champps restaurants.

William H. Baumhauer, Champps’ chairman, president and chief executive officer, commented: “We are pleased to report strong operating results for our second quarter. In this difficult operating environment we continue to focus our efforts on restaurant level execution. We have also initiated several programs to drive sales for the third quarter including a new menu to be introduced in the first week of February. Our goal this quarter is to report positive comparable same store sales in addition to positive guest counts. We are projecting revenues of $47,000,000 to $48,000,000 for the third quarter with earnings per share in the $0.17 to $0.19 range and revenues for the fourth quarter of $48,000,000 to $49,000,000 with earnings per share in the $0.15 to $0.17 range. These estimates for the balance of the fiscal year have been revised to reflect the impact of the costs associated with the issuance of the convertible notes and related warrants and contemplates comparable same store sales to range between flat and a positive one percent. These estimates include an effective tax rate of 4% for state and local income tax and do not include income associated with the recognition of additional deferred tax assets.”

Littleton, Colo.-based Champps Entertainment, Inc. currently owns and operates 38 and franchises 12 Champps restaurants in 18 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Statements made in this press release include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Table to Follow)

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 29, 2002	December 30, 2001	December 29, 2002	December 30, 2001
Revenue
Sales	$46,389	$40,413	$87,721	$75,083
Franchising and royalty, net	149	152	297	307

Total revenue	46,538	40,565	88,018	75,390

Costs and expenses
Restaurant operating expenses:
Product costs	12,908	11,352	24,439	21,351
Labor costs	14,487	12,953	28,043	24,301
Other operating expenses	7,268	6,108	13,711	11,670
Occupancy	3,888	3,380	7,606	6,241
Depreciation and amortization	1,896	1,596	3,663	3,085

Total restaurant operating expenses	40,447	35,389	77,462	66,648

Restaurant operating and franchise contribution	6,091	5,176	10,556	8,742
General and administrative expense	2,544	2,197	4,849	4,119
Pre-opening expense	849	1,029	1,552	1,716
Expenses related to predecessor companies	—	283	—	283
Interest expense and income, net	415	491	811	935
Debt extinguishment costs	290	—	290	—
Other (income) expense	150	(3)	201	(6)

Income from continuing operations	1,843	1,179	2,853	1,695
Loss from discontinued operations, net of tax	—	153	—	153

Income before income taxes	1,843	1,026
Income tax expense	75	53	113	93

Net income	$1,768	$973	$2,740	$1,449

Income before discontinued operations	$0.14	$0.09	$0.22	$0.13
Loss from discontinued operations	—	(0.01)	—	(0.01)

Basic income per share:	$0.14	$0.08	$0.22	$0.12

Income before discontinued operations	$0.14	$0.09	$0.21	$0.12
Loss from discontinued operations	—	(0.01)	—	(0.01)

Diluted income per share:	$0.14	$0.08	$0.21	$0.11

Basic weighted average shares outstanding	12,497	12,071	12,349	12,060

Diluted weighted average shares outstanding	13,089	12,667	13,004	12,698

Supplemental Information — Restaurant Operating Expenses
    (Stated as a percentage of sales)

	Three Months Ended		Six Months Ended
	December 29, 2002	December 30, 2001	December 29, 2002	December 30, 2001
Product costs	27.8%	28.1%	27.8%	28.4%
Labor costs	31.2%	32.1%	32.0%	32.4%
Other operating expenses	15.7%	15.1%	15.6%	15.6%
Occupancy	8.4%	8.4%	8.7%	8.3%
Depreciation and amortization	4.1%	3.9%	4.2%	4.1%

Total restaurant contribution margin	12.8%	12.4%	11.7%	11.2%

General and administrative expense	5.5%	5.4%	5.5%	5.5%

(Stated as a percentage of revenue)

Selected Consolidated Balance Sheet Information
	December 29, 2002	June 30, 2002
Cash and cash equivalents	$11,313	$4,643
Property and equipment, net	73,985	67,541
Total assets	114,697	95,575
Notes payable	27,917	19,299
Capital lease obligations	1,785	2,536
Shareholders’ equity	56,954	50,955